Exhibit 10.24
John M. Murabito, Executive Vice President Human Resources and Services

[Insert Grant Date]	1601 Chestnut Street Philadelphia, PA 19192
[Insert Employee Name]	Telephone 215-761-6176
[Insert Employee Location]
CIGNA Long-Term Incentive Plan: Restricted Stock Grant
Congratulations, CIGNA Corporation (CIGNA) has awarded you, [Insert Employee Name] (ID: [Insert Emp ID), Restricted Stock under the CIGNA Long-Term Incentive Plan (Plan) as follows:

Date of Grant	Number of Shares
[Insert Grant Date]	[Insert # Shares] Shares
You have the right to vote these Shares. If you remain continuously employed by a CIGNA company from the date of grant, restrictions on these shares will end [Insert Vesting Schedule] [Insert Vesting Date].
This award is subject to the provisions of the Plan and the Attachment. The Attachment contains, among other provisions:
•	a non-competition paragraph;

•	customer and employee non-solicitation paragraphs; and

•	a requirement that you must notify CIGNA’s Shareholder Services Department immediately in writing if you do not accept the grant. If you do not notify CIGNA, you will be agreeing to all the terms and conditions of the grant.
The Attachment and Key Contacts and Reference Materials document are enclosed. The Key Contacts and Reference Materials document contains information on how to get important stock award information (such as the Plan document, Plan Prospectus, Tax Considerations and CIGNA’s Securities Transactions and Insider Trading Policy) and whom to contact if you have questions.

Please be aware that the CIGNA Securities Transactions and Insider Trading Policy places restrictions on your transactions in CIGNA securities and requires certain CIGNA employees to obtain advance permission from the Corporate Secretary before executing transactions in CIGNA securities.

For more information about your award, please visit Your CIGNA Life>Returns>Incentive Pay>Stock Program. If you still have questions after reviewing the website, please call the CIGNA Shareholder Services Department at 215.761.3516.

CIGNA CORPORATION
By:	/s/ John M. Murabito
John M. Murabito
Enclosures

ATTACHMENT TO [Insert Grant MONTH, YEAR] GRANTS
OF RESTRICTED STOCK
This Attachment is part of your [Insert Grant Date] grant of Restricted Stock from CIGNA. The terms of your Restricted Stock grant are in (a) the grant letter, (b) this Attachment and (c) the applicable Plan provisions. Certain words used in this Attachment with first letters capitalized are defined in the grant letter, this Attachment or Article 2 of the Plan. This grant is void if you are not an employee of CIGNA or a Subsidiary (a CIGNA company) on [Insert Grant Date].
1. Restricted Stock; Restrictions
Shares of Restricted Stock (Shares) are regular shares of CIGNA Common Stock, but they are subject to certain Restrictions during a Restricted Period. The Restrictions are: (a) you cannot sell or transfer the Shares to anyone during the Restricted Period; and (b) unless an exception applies, you will forfeit (lose your right to) the Shares if you have a Termination of Employment during the Restricted Period. The part of the Plan titled Restricted Stock Grants describes these Restrictions in more detail.
In addition to these Restrictions, you must also comply with all the terms and conditions of this grant, including those contained in this Attachment.
2. Restricted Period; Vesting
The Restricted Period starts on [Insert Grant Date] and ends on the Vesting Date. The Restrictions on the Shares will end (your Shares will vest) on the Vesting Date only if you have remained continuously employed by a CIGNA company since the grant date and have complied, in all respects, with the terms and conditions of this grant, including those contained in this Attachment.
The Shares will vest [Insert Vesting Schedule] [Insert Vesting Date]. Your Vesting Date may be earlier as described in paragraph 3 below.
3. Early Vesting
In certain situations your Vesting Date may be earlier than the Vesting Dates listed under paragraph 2 above. The Shares will vest upon your Termination of Employment if it is Upon a Change of Control (of CIGNA Corporation) or due to your death or Disability. The Shares may vest upon your Termination of Employment if it is due to your Early Retirement or Retirement and if the Committee or its designee (including CIGNA’s senior human resources officer) approves the early vesting before your Termination of Employment. If you want to be considered for early vesting when you retire, you must ask your manager or human resources representative far enough in advance of your retirement so there is time to process your request.
4. Your Rights during the Restricted Period
You have the right to vote the Shares and receive dividends. CIGNA will pay you any Share dividends during the Restricted Period at least annually during each year until the Share vests (the Restricted Period ends) or is forfeited. The amount of the dividend for each Share in any year will be equal to the amount of any dividend declared and paid on one share of CIGNA Common Stock in that year, provided the dividend record date occurs before the Share vests (the Restricted Period ends) or you forfeit the Share. Dividend payments are usually included in your regular paycheck or by direct deposit. If you forfeit the Shares, you will also forfeit the right to vote the Shares and the right to future dividend payments.
Once the Share vests, your right to dividends, and the method of payment, will be the same as for any other CIGNA shareholder.
5. Taxes at Vesting
When the Shares vest, you must satisfy any required tax withholding obligation; CIGNA reserves the right to withhold enough newly-vested Shares to cover all or part of any applicable tax withholding. However, if section 83(b) of the U.S. Internal Revenue Code of 1986, as amended, applies to you and you make a timely election under that provision, you must make an immediate cash payment to satisfy any required tax withholding obligation.

6. Book-Entry Shares; Sale of Shares
CIGNA (or a custodian appointed by CIGNA) will hold your Shares before and after vesting in book-entry form in your Stock Account. A certificate for vested Shares will be issued to you if you ask for one, unless a Restitution Event has occurred. Your right to sell the Shares after they vest may be limited by CIGNA. The right is subject to the terms of CIGNA’s Securities Transactions and Insider Trading Policy, and CIGNA reserves the right, for any reason at any time, to suspend or delay action on any request you make to sell the Shares.
7. Conditions of Grant
(a)	You agree not to engage in any conduct that constitutes a Restitution Event. You understand and agree that your agreement not to engage in any conduct that would constitute a Restitution Event is a material part of the inducement for, and a condition precedent to, (1) CIGNA granting you the Shares and (2) your eligibility to exercise the rights associated with the Shares and retain any benefit from the vesting of the Shares.
(b)	A “Restitution Event” will occur if, directly or indirectly, you do any of the things listed below:
(1)	Have a Termination of Employment initiated by a CIGNA company because of your misconduct, as that term is defined in CIGNA’s Standards of Conduct or other employment policies;
(2)	If, for a period of twelve months after your Termination of Employment and subject to paragraph 7(c), you own or operate a business (or accept a job as an employee or independent contractor with a business) that provides or offers products or services that compete with any CIGNA company (“CIGNA Competitor”);
(3)	If, during your employment or for a period of twelve months after your Termination of Employment, you entice, encourage, persuade, or solicit, or attempt to entice, encourage, persuade or solicit, any employee of any CIGNA company to terminate his/her employment with, or otherwise cease his/her relationship, contractual or otherwise, with that CIGNA company. This paragraph 7(b)(3) shall not apply to applications for employment submitted voluntarily by CIGNA employees, in response to general advertisements or otherwise; provided in both cases that such employees have not been enticed, encouraged, persuaded, or solicited by you, or anyone acting on your behalf or in response to information provided by you, to leave CIGNA;
(4)	If, during your employment or for a period of twelve months after your Termination of Employment, you entice, encourage, persuade, or solicit, or attempt to entice, encourage, persuade or solicit, any customer of any CIGNA company to (i) end an existing relationship, contractual or otherwise, with that CIGNA company or (ii) enter into any business arrangements with you or any business which you may become employed by, or affiliated in any way with, after leaving any CIGNA company, if such business arrangements would compete in any way with any business that CIGNA has conducted, or has been planning to conduct, during the 12-month period ending on the date of the Restitution Event;
(5)	Disclose to any third-party at any time, without the prior written consent of CIGNA (except to the extent required by an order of a court having competent jurisdiction or pursuant to a properly issued subpoena), whether during or after your employment, any trade secrets, confidential information, or proprietary materials (collectively, “Confidential Information”), which include, but are not limited to, customer lists, financial records, marketing plans, sales plans, etc., unless such Confidential Information has been previously disclosed publicly by CIGNA or has become public knowledge other than by your breach of the conditions of this Restricted Stock grant;
(6)	Do anything else while an employee of any CIGNA company that is not discovered by a CIGNA company until after your Termination of Employment that would, if you were an employee of a CIGNA company at the time of the occurrence’s discovery, be reason for your Termination of Employment for misconduct, as that term is defined in CIGNA’s Standards of Conduct or other employment policies at such time; or
(7)	Fail at any time following your Termination of Employment to cooperate with CIGNA in all investigations of any kind, in assisting and cooperating in the preparation and review of documents and meeting with CIGNA attorneys, and in providing truthful testimony as a witness or a declarant in connection with any present or future court, administrative, agency, or arbitration proceeding involving CIGNA and with respect to which you have relevant information. CIGNA agrees that it will reimburse you, upon production of appropriate receipts and in accordance with CIGNA’s then existing Business Travel Reimbursement Policy, the reasonable business expenses (including air transportation, hotel, and similar expenses) incurred by you in connection with such assistance.

(c)	(1)	7(b)(2) shall not apply to you if your Termination of Employment is initiated by a CIGNA company for reasons other than your misconduct, as that term is defined in CIGNA’s Standards of Conduct or other employment policies.
(2)	Paragraph 7(b)(2) shall apply to you only if at the time of, or within six months before, your Termination of Employment you were employed:
(A)	In a position at or above Career Band 6, in which case the geographic scope of the non-competition restriction shall be global; or
(B)	In a position other than a Career Band 6 or above job and you will be performing work for the CIGNA Competitor that is similar to the work you performed at CIGNA at the time of, or within six months before, your Termination of Employment, in which case the geographic scope of the non-competition restriction shall be the geographic area covered by you, or the geographic area in which you worked or with respect to which you had responsibility, at the time of, or within six months before, your Termination of Employment.
(3)	Paragraph 7(c)(2)(B) shall be interpreted so that, for example, if you were a CIGNA sales employee and your sales territory at the time of, or within six months before, your Termination of Employment was Pennsylvania, New Jersey, and New York, Paragraph 7(b)(2) shall apply to you only if you work in a sales position for a CIGNA Competitor and only to the extent your territory is Pennsylvania, New Jersey, and/or New York. Similarly, if you were a CIGNA underwriter with nationwide responsibilities on the date of, or within six months before, your Termination of Employment, and you accept a job with a CIGNA Competitor as an underwriter, paragraph 7(b)(2) shall be nationwide in scope.
(4)	You acknowledge and agree that CIGNA’s business competes on a global basis, that CIGNA’s sales and marketing plans are for continued expansion throughout the United States of America and globally, and that the global nature of this non-compete restriction and the time limitations set forth in paragraph 7(b) are reasonable and necessary for the protection of CIGNA’s business and its Confidential Information.
(d)	(1)	If you were an Executive Officer at any time between the Vesting Date and the date of the Restitution Event, the Committee shall determine whether you have a Restitution Event and shall have the sole discretion to waive your obligation to make all or any part of a Restitution Payment and to impose conditions on any waiver.
(2)	With respect to all other individuals, CIGNA’s Senior Human Resources Officer, or his or her designee, shall determine whether you have a Restitution Event, and shall have the sole discretion to waive your obligation to make all or any part of a Restitution Payment and to impose conditions on any waiver.
(3)	Determinations of the Committee, CIGNA’s Senior Human Resources Officer, or his or her designee, shall be final and binding on all parties.
8. Consequences of a Restitution Event
(a)	You will be immediately required to make a Restitution Payment to CIGNA under paragraph 8(d) below if any Shares vested within the 12-month period before the Restitution Event and either:
(1)	You have a Restitution Event described in paragraph 7(b)(2), (3) or (4) either before your Termination of Employment or within 12 months after your Termination of Employment; or
(2)	You have a Restitution Event described in paragraph 7(b)(1), (5), (6) or (7) at any time.
(b)	If, at any time, you have a Restitution Event, all unvested Shares shall be forfeited.

(c)	“Restitution Payment” means an amount equal to:
(1)	the number of Shares that vested within the 12-month period ending on the date of the Restitution Event; multiplied by

(2)	the Fair Market Value of those Shares on the applicable Vesting Date; plus
(3)	the total amount of all dividends, if any, paid on those Shares from the date of grant through the date of the Restitution Payment.
(d)	CIGNA will recover the Restitution Payment by any or all of the following methods, at the sole discretion of CIGNA management.
(1)	When a Restitution Event occurs, if you have any Shares in your Stock Account or in any other account in book-entry form, you will relinquish the whole number of Shares that has a Fair Market Value (as of the date of the Restitution Event) up to, but not more than, the Restitution Payment.
(2)	After recovery of Shares described in paragraph 8(d)(1), CIGNA will, to the extent permitted by applicable law, reduce by any remaining Restitution Payment the amount of any payments owed to you by CIGNA or any Subsidiary, including without limitation any payments due you under any nonqualified retirement, deferred compensation or other plan or arrangement. This reduction will not occur, however, until the date a future payment to you is due.
(3)	You will be obligated to repay to CIGNA, within 30 days after you receive a written notice and demand for payment from CIGNA, any Restitution Payment remaining after taking into account the recovery of Shares under paragraph 8(d)(1) and the reduction of payments to you under paragraph 8(d)(2).
9. Acceptance
Your acceptance, as described below, of this grant constitutes your acceptance of the terms and conditions set forth in this Attachment. If you disagree with any of the terms and conditions of this Attachment, including the restitution provisions in paragraphs 7 and 8, notify CIGNA’s Shareholder Services Department immediately in writing upon receipt of the grant that you are not accepting the grant. If you fail to notify CIGNA’s Shareholders Services Department, you will be (i) agreeing to all the terms and conditions of the grant, including the restitution provisions, as conditions precedent to your eligibility to receive the grant and the right to benefit from the grant; (ii) warranting and representing to CIGNA that you are, and will remain, in full compliance with the terms of the Restricted Stock grant; and (iii) authorizing the recovery by CIGNA of the Restitution Payment if you have a Restitution Event. Acceptance means:
(a)	Failing to notify CIGNA immediately upon receipt of the grant that you are not accepting the Restricted Stock grant;

(b)	Accepting any dividend payments on the Shares;

(c)	Voting the Shares at any CIGNA shareholders meeting, in person or by proxy;

(d)	Vesting of the Shares;

(e)	Selling any vested Shares; or

(f)	Using any of the Shares to pay the exercise price on any options for shares of CIGNA stock.
10. Injunctive Relief
You agree that CIGNA shall, in addition to any other relief available at law or equity, be entitled to injunctive relief and/or to have the restrictive covenants contained in paragraph 7(b) specifically enforced by a court of competent jurisdiction (without the requirement to post a bond), it being agreed that any breach or threatened breach of the restrictive covenants set forth in paragraph 7(b) would cause irreparable injury to CIGNA and that monetary damages alone would not provide an adequate remedy. The remedies contained herein are cumulative and are in addition to any other rights and remedies CIGNA may have at law or in equity.

11. Agreeing to Assume Risks
CIGNA and its transfer agent will try to process your stock transaction requests in a timely manner; however, CIGNA makes no promises or guarantees to you relating to the market price of the Shares or to the time it may take to act on your request to sell the Shares or deliver stock certificates. By accepting this Restricted Stock grant:
(a)	You acknowledge that the action you request may not be completed until several days (or in the case of delivery of stock certificates, several weeks) after your request.
(b)	You agree to assume the risks, including the risk that the market price of the Shares may change, related to delays described in paragraph 11(a):
(1)	Between the time you ask for any Shares to be sold and the time your Shares are actually sold.
(2)	Between the time you ask for stock certificates to be delivered to you or your broker and the time the certificates are delivered.
12. Applicable Law; Arbitration
(a)	You understand and agree that the terms and conditions of this Restricted Stock grant, including any Restitution Event, the consequences of any Restitution Event, and all determinations made pursuant to the Restricted Stock grant letter, the Plan, and this Attachment shall be construed under the laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws rule.
(b)	You agree that any dispute regarding the terms and conditions under which this Restricted Stock grant has been awarded will be resolved exclusively pursuant to the CIGNA Employment Dispute Arbitration Policy and its Rules and Procedures as may be in effect at the time such dispute arises. You agree and understand that you are waiving your right to have such a dispute decided by a judge or jury in a court of law, and instead you are agreeing to submit such disputes exclusively to mandatory and binding final arbitration; however, you and/or CIGNA may seek emergency or temporary injunctive relief from a court in accordance with applicable law. After a court has issued a decision regarding emergency or temporary injunctive relief, you and CIGNA shall submit the dispute to final and binding arbitration pursuant to the CIGNA Employment Dispute Arbitration Policy.
13. Miscellaneous
(a)	If any provision of this Attachment is determined by a court of competent jurisdiction to be unenforceable as written, such provision shall be enforceable to the maximum extent permitted by law and shall be reformed by such court to make such provision enforceable in accordance with the intent of the parties and applicable law.
(b)	The failure of any party hereto to enforce any of the provisions of this Restricted Stock grant shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions in the future.
[Insert Grant Date] RSG Attachment